Exhibit 99.1

NEWS RELEASE

For More Information Contact: Kevin Berry, Chief Financial Officer (408) 934-3144 kevinb@cmd.com

California Micro Devices Reports September Quarter Financial Results

MILPITAS, Calif. – October 30, 2008 – California Micro Devices (Nasdaq: CAMD) today announced financial results for the second quarter of fiscal 2009, which ended September 30, 2008. Slightly above the midpoint of guidance, revenue increased to $16.3 million from $16.1 million a year ago while EPS on a GAAP basis was ($0.08) compared to $0.02 a year ago. Non-GAAP EPS was $0.01 compared to $0.05 a year ago and, for purposes of this release, was calculated excluding Arques Technology acquisition costs and employee stock-based compensation expenses, using a cash basis tax rate and including the approximately $1.1 million gain from the sale of LED Driver assets that had been acquired primarily from Arques Technology. Non-GAAP EPS exceeded guidance due to that gain while GAAP EPS was below guidance due to a decrease in the net deferred tax assets.

“Revenue in Q2 was up strongly from Q1 and up year-on-year for the second quarter in a row. A major highlight was that our new display controller contributed $2.0 million in revenue, up sharply from $0.5 million in Q1, as a top 5 handset supplier began shipping several handsets using this device in volume,” said Robert V. Dickinson, president and CEO. “In addition, handset protection shipments to Top 5 OEMs were up 25 percent sequentially. Although we are pleased with our performance so far this fiscal year, we have become more cautious about our outlook due to the growing weakness in the global economy. Fortunately, our strong balance sheet provides us with the staying power to weather the economic storm and we have demonstrated the ability to compete successfully in the growth markets we are focused on.”

Following CMD’s August 21st announcement that its board approved a program to purchase up to 1 million shares of common stock, the company purchased approximately 97,000 shares at an average price of $3.02 per share during the September quarter. The company’s cash position at the end of the quarter was $52.9 million and operating cash flow in Q2 was positive for the 16th consecutive quarter.

Looking ahead, Dickinson anticipates December quarter revenue between $12.0 and $15.0 million with diluted EPS of between ($0.08) and ($0.12) on a GAAP basis, and between ($0.05) and ($0.09) on a non-GAAP basis. He cited three factors affecting the December quarter outlook: soft demand from manufacturers in Greater China; lower protection device sales to Top 5 mobile handset manufacturers; and a one-time inventory adjustment at one of the company’s high-brightness LED ESD protection customers.

Live Webcast with Presentation Slides

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its financial results.

The conference call may be accessed via live webcast by connecting to the company’s Investor Relations link at www.cmd.com. It may also be accessed by phone within the USA by dialing 800-240-2430. International parties may gain access by dialing 303-262-2191. No password is necessary. A replay of the conference call will be available on the company’s Investor Relations link at www.cmd.com beginning at approximately 4:00 p.m. Pacific Time on October 30, 2008 and continuing for one year.

California Micro Devices Corporation    •    490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com    •    Tel: 408.263-3214    •    Fax: 408.263-7846

Upcoming Financial Conferences

CMD is scheduled to participate in the following financial conferences:

•

American Electronics Association’s 38th Annual Classic Financial Conference (Manchester Grand Hyatt Hotel, San Diego). CEO Dickinson will present on Nov. 4th (Tues.) and 5th (Wed.) in Room 602. A live webcast may be accessed on Nov. 4th, 2:00 p.m. Pacific Time, at www.cmd.com (Investor Relations link). Access to the replay will be available on the same link about one hour after the live webcast and will continue for approximately 90 days.

•

Wachovia 1st Annual Midwest Technology and Services Day (The Renaissance Hotel, Chicago). CFO Kevin Berry will hold a series of one-on-one meetings on Nov. 19th (Wed.) starting at 8:00 a.m. Central Time.

•	Barclays Capital Global Technology Conference (The Fairmont Hotel, San Francisco). CEO Dickinson will present on Dec. 11th (Thurs.) at 11:00 a.m. Pacific Time.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog and mixed signal semiconductor products for the mobile handset, digital consumer electronics and personal computer markets. Key products include protection devices for mobile handsets, digital consumer electronics products such as digital TVs, and personal computers as well as analog and mixed signal ICs for mobile handset displays. Detailed corporate and product information may be accessed at www.cmd.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. Forward-looking statements made in this release include our expected revenues and GAAP and non-GAAP loss per share for the 2009 third fiscal quarter and the three cited factors affecting such revenues and loss. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers’ requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion and/or loss of market share for us, whether we encounter any difficulty in obtaining the requisite supply of quality product from our contract manufacturers, contract assemblers and test houses without interruption or unanticipated price increases, whether we are having success in our R&D programs so that we desire to continue spending at a heightened level, and whether we incur unexpected operating expenses as well as the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

In addition to disclosing financial results calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), the company’s earnings release contains non-GAAP financial measures that

California Micro Devices Corporation    •    490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com    •    Tel: 408.263-3214    •    Fax: 408.263-7846

exclude the effects of employee share-based compensation and the requirements of SFAS No. 123R, “Share-based Payment” (“123R”). The non-GAAP financial measures used by management and disclosed by the company exclude the income statement effects of all forms of employee share-based compensation and the effects of 123R upon the number of diluted shares used in calculating non-GAAP earnings per share. The non-GAAP financial measures also exclude Arques Technology acquisition related costs, including amortization of acquisition-related intangibles and one-time charges during fiscal 2007 for acquired in-process research and development, and include the approximate $1.1 million gain during the second quarter of fiscal 2009 from the sale of LED Driver assets that had been acquired primarily from Arques Technology. In addition, these non-GAAP measures utilize a tax rate that is based upon the income taxes the company expects to actually pay relating to the activities and results for the relevant fiscal time period. The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. For additional information regarding these non-GAAP financial measures, see the Form 8-K dated October 30, 2008, that the company has filed with the Securities and Exchange Commission.

# # #

California Micro Devices Corporation    •    490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com    •    Tel: 408.263-3214    •    Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

(Unaudited)

	September 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$43,437	$32,925
Short-term investments	9,476	18,671
Accounts receivable, net	7,428	6,155
Inventories	6,939	6,434
Deferred tax assets	261	1,508
Prepaid expenses and other current assets	713	1,188

Total current assets	68,254	66,881
Property, plant and equipment, net	4,674	5,596
Goodwill	5,258	5,258
Intangible assets, net	100	267
Other long-term assets	98	83

TOTAL ASSETS	$78,384	$78,085

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,727	$6,120
Accrued liabilities	1,740	2,165
Deferred margin on shipments to distributors	1,827	1,904
Current maturities of capital lease obligations	132	132

Total current liabilities	12,426	10,321
Other long-term liabilities	326	350

Total liabilities	12,752	10,671

Commitments and contingencies
Stockholders’ equity:
Preferred stock - 10,000,000 shares authorized; none issued and outstanding as of September 30, 2008 and March 31, 2008	—	—
Common stock and additional paid-in capital - $0.001 par value; 50,000,000 shares authorized; 23,408,920 shares issued and 23,311,975 shares outstanding as of September 30, 2008 and 23,302,274 shares issued and outstanding as of March 31, 2008	119,233	117,806
Accumulated other comprehensive income	19	48
Accumulated deficit	(53,323)	(50,440)

	65,929	67,414
Treasury stock, at cost; 96,945 shares as of September 30, 2008 and none as of March 31, 2008	(297)	—

Total stockholders’ equity	65,632	67,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$78,384	$78,085

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

(On a GAAP basis)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
Net sales	$16,343	$16,122	$30,443	$29,245
Cost of sales	11,239	10,853	20,595	19,890

Gross Margin	5,104	5,269	9,848	9,355
Operating expenses:
Research and development	2,887	1,573	5,171	3,410
Selling, general and administrative	3,832	3,721	7,697	7,638
Amortization of intangible assets	22	41	55	82

Total operating expenses	6,741	5,335	12,923	11,130

Operating loss	(1,637)	(66)	(3,075)	(1,775)
Other income, net	1,193	642	1,487	1,283

Income (loss) before income taxes	(444)	576	(1,588)	(492)
Provision for income taxes	1,521	19	1,295	7

Net income (loss)	$(1,965)	$557	$(2,883)	$(499)

Net income (loss) per share–basic	$(0.08)	$0.02	$(0.12)	$(0.02)

Weighted average common shares outstanding–basic	23,392	23,202	23,379	23,191

Net income (loss) per share–diluted	$(0.08)	$0.02	$(0.12)	$(0.02)

Weighted average common shares and share equivalents outstanding–diluted	23,392	23,234	23,379	23,191

Reconciliation of net income (loss) to non-GAAP net income (loss):
Net income (loss)	$(1,965)	$557	$(2,883)	$(499)
Reconciling items:
Amortization / reduction of intangible assets	133	41	166	82
Stock-based compensation expense under SFAS 123(R), net of tax	592	513	1,156	1,161
Difference between effective tax rate and cash basis tax rate	1,505	(15)	1,248	(16)

Non-GAAP net income (loss)	$265	$1,096	$(313)	$728

Non-GAAP:
Net income (loss) per share–basic	$0.01	$0.05	$(0.01)	$0.03

Net income (loss) per share–diluted	$0.01	$0.05	$(0.01)	$0.03

Shares used in calculation of non-GAAP:
Weighted average common shares outstanding–basic	23,392	23,202	23,379	23,191

Weighted average common shares and share equivalents outstanding–diluted	23,396	23,291	23,379	23,325

California Micro Devices Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

(On a non-GAAP basis)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
Net sales	$16,343	$16,122	$30,443	$29,245
Cost of sales	11,119	10,768	20,395	19,711

Gross Margin	5,224	5,354	10,048	9,534
Operating expenses:
Research and development	2,722	1,445	4,853	3,113
Selling, general and administrative	3,525	3,421	7,060	6,953

Total operating expenses	6,247	4,866	11,913	10,066

Operating income (loss)	(1,023)	488	(1,865)	(532)
Other income, net	1,304	642	1,599	1,283

Income (loss) before income taxes	281	1,130	(266)	751
Provision for income taxes	16	34	47	23

Net income (loss)	$265	$1,096	$(313)	$728

Net income (loss) per share–basic	$0.01	$0.05	$(0.01)	$0.03

Weighted average common shares outstanding–basic	23,392	23,202	23,379	23,191

Net income (loss) per share–diluted	$0.01	$0.05	$(0.01)	$0.03

Weighted average common shares and share equivalents outstanding–diluted	23,396	23,291	23,379	23,325

California Micro Devices Corporation

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007
Net income (loss) per share:
Basic:
GAAP net income (loss) per share	$(0.08)	$0.02	$(0.12)	$(0.02)
Reconciling items:
Amortization / reduction of intangible assets	—	—	0.01	—
Stock-based compensation expense under SFAS 123(R), net of tax	0.03	0.03	0.05	0.05
Difference between effective tax rate and cash basis tax rate	0.06	—	0.05	—

Non-GAAP net income (loss) per share	$0.01	$0.05	$(0.01)	$0.03

Diluted:
GAAP net income (loss) per share	$(0.08)	$0.02	$(0.12)	$(0.02)
Reconciling items:
Amortization / reduction of intangible assets	—	—	0.01	—
Stock-based compensation expense under SFAS 123(R), net of tax	0.03	0.03	0.05	0.05
Difference between effective tax rate and cash basis tax rate	0.06	—	0.05	—

Non-GAAP net income (loss) per share	$0.01	$0.05	$(0.01)	$0.03